UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

TheStreet, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 19, 2017

Dear Stockholders,

We are pleased to announce that Glass Lewis, a leading proxy advisory firm has recommended that shareholders vote “For” the election of all directors, “For” the appointment of auditors, “For” the advisory vote on the compensation of our named executive officers (the “Say-on-Pay” proposal), and “For” 1 year on the frequency of Say on Pay.

With regard to its recommendation in favor of the Say on Pay proposal, Glass Lewis notes “Overall, the Company has provided substantial disclosure regarding its executive compensation program and appears to use a reasonable incentive structure.” Further, regarding last year’s vote on Say on Pay, Glass Lewis states “…we believe that much of last year's vote was likely driven by shareholder discontent by the poor performance of the Company's CEO as much as any structural compensation concerns. In our view, the board has addressed this concern through the appointment of a new executive team.”

In contrast to Glass Lewis, the proxy advisory firm ISS has recently recommended to their clients that they vote against the Say on Pay proposal. In addition, ISS is recommending a withhold vote on Compensation Committee members Sarah Fay and Steve Zacharias. It appears that the foundation of the ISS recommendations is a contention that the Company did not disclose information about shareholder engagement or feedback received from shareholders. We wish to point out that, and as noted by Glass Lewis, there is extensive disclosure in the proxy regarding the Company’s outreach efforts as noted below.

We respectfully disagree with the ISS recommendations and urge you to vote in favor of the Say on Pay proposal, and FOR all Director Nominees.

Engagement in 2016

On page 14 of the proxy statement date April 19, 2017, we disclosed our engagement in 2016:

During 2016, the Board determined to identify, approach and formally establish a more active dialogue with our largest stockholders and conduct an extensive review of our corporate governance practices. As we have done in the past, we reached out to our largest stockholders in an effort to ensure that our Board and management understand and consider the issues that matter most to our stockholders. Through this program and since its commencement, we received and continue to periodically receive helpful input regarding a number of stockholder-related matters, and have adopted a number of significant changes to our corporate governance practices. [emphasis added]

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For example, prior to appointing Mr. Zacharias to the Board in 2015 and Ms. Morgan to the Board in 2016, several of our large stockholders were invited to meet with them and provide feedback on their qualifications as a board member. Additionally, subsequent to last year’s annual meeting, we implemented majority voting for directors in uncontested elections and have committed to presenting a proposal to declassify the Board, which is included in this proxy statement.

We do not expect that we will always be able to address all of our stockholders’ feedback. However, we seek to optimize our corporate governance by continually refining our relevant policies, procedures and practices to align the needs of the Company with evolving regulations and best practices, issues raised by our stockholders, and otherwise as circumstances warrant.

We would like to additionally inform stockholders that through our engagement efforts, we reached out to stockholders holding approximately 80% of the outstanding shares.

Responsiveness to Stockholder Feedback

Further, on page 21 of the proxy statement we outlined changes that we have made to our compensation practices:

At our 2016 annual meeting of stockholders, our stockholders approved, in a non-binding advisory vote, the compensation of our named executive officers with approximately 56% of the votes cast voting in favor. This vote is commonly known as “say-on-pay.” While this represents a majority stockholder support, it is much lower than our historical results and below what our Committee deems acceptable. In response to the lower than desired approval by stockholders on the say-on-pay vote, the Company has taken several actions this year related to compensation, including the following: (1) modification of our annual short-term cash incentive program from quarterly payouts to annual payouts; (2) in connection with the hiring of new executives, we evaluated the appropriate levels of compensation for the new executives and negotiated severance protections consistent with market-standards, in particular on the new CEO’s agreement, we consulted with Compensia, Inc. (“Compensia”) to provide market data in making our offer; and (3) we are evaluating the potential adoption of a long-term performance-based equity incentive program to further shift a portion of the executives’ compensation to be “at risk” and better aligned to the interests of stockholders. The compensation committee will continue to consider the views of our stockholders in connection with our executive compensation program and make improvements based upon evolving best practices, market compensation information and changing regulatory requirements.

Your Board and Compensation Committee are committed to serving the best long-term interests of all shareholders. We will continue to seek input from our stockholders and continue to improve the Company’s governance and compensation practices.

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We ask for your support at the annual meeting. We strongly encourage you to:

VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES IN PROPOSAL 1 USING THE ENCLOSED WHITE PROXY CARD.

“FOR” PROPOSALS 2 (THE APPOINTMENT OF AUDITORS) AND 3 (THE SAY ON PAY PROPOSAL), “FOR” ONE YEAR ON PROPOSAL 4 AND “FOR” PROPOSAL 5 (THE PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS). THE BOARD MAKES NO RECOMMENDATION ON PROPOSAL 6.

Sincerely,

The Board of Directors of TheStreet, Inc.

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor at the contact listed below:

470 West Avenue

Stamford, CT 06902

(800) 662-5200
E-mail: TST@morrowsodali.com

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